Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENDOSTIM, INC.

The undersigned, Bevil J. Hogg, hereby certifies that:

ONE: The original name of this corporation is EndoStim, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was June 3, 2009.

TWO: He is the duly elected and acting President and Chief Executive Officer of EndoStim, Inc.

THREE: This document is being filed pursuant to Sections 242 and 245 of the Delaware General Corporate Law. The Certificate of Incorporation of this corporation is hereby amended and restated as follows:

I.

The name of the corporation is EndoStim, Inc. (the “Company”).

II.

The address of the Company’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 and the registered agent at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

A. The aggregate number of shares of capital stock which the Company is authorized to issue is Twenty-Eight Million Seven Hundred Ten Thousand Five Hundred Twenty-Four (28,710,524) shares, consisting of:

1. Sixteen Million Three Hundred Forty-Five Thousand Two Hundred Sixty-Two (16,345,262) shares of common stock, par value $0.001 per share (“Common Stock”); and

2. Twelve Million Three Hundred Sixty-Five Thousand Two Hundred Sixty-Two (12,365,262) shares of preferred stock, par value $0.001 per share (“Preferred Stock”); of which One Million Four Hundred Ninety-Nine Thousand Ninety-Three (1,499,093) shall be designated Series A Preferred Stock (“Series A Preferred”), Three Million Nine Hundred Ninety-Nine Thousand Nine Hundred Fifty-One (3,999,951) of which shall be designated Series B Preferred

Stock (“Series B Preferred”), Two Million Four Hundred Sixty-Six Thousand Two Hundred Eighteen (2,466,218) of which shall be designated Series B-1 Preferred Stock (“Series B-1 Preferred”), and Four Million Four Hundred Thousand (4,400,000) of which shall be designated Series C Preferred Stock (“Series C Preferred”).

B. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the DGCL and restates, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, as amended and restated to date, and the rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1. Dividend Rights.

(a) Holders of Series C Preferred, ranking equally with the holders of the Series B-1 Preferred, and in preference to the holders of the Series B Preferred, Series A Preferred and Common Stock, shall be entitled to receive dividends at the rate of eight percent (8%) per annum on the Series C Preferred Original Issue Price (as defined below), compounded annually, on each outstanding share of Series C Preferred payable, except as set forth in this Section B.1 or Sections B.3 and B.6 below, when, as and if declared by the Company’s Board of Directors (the “Board”), but only out of assets that are legally available therefor or as otherwise specifically provided in this Amended and Restated Certificate of Incorporation. Such dividends shall accrue on each share of Series C Preferred from the date of issuance of such share, whether or not earned or declared, and shall be cumulative.

(b) Proportionally with the payment of the dividends to the holders of Series C Preferred set forth in Section B.1(a) above, holders of Series B-1 Preferred, in preference to the holders of the Series B Preferred, Series A Preferred and Common Stock, shall be entitled to receive dividends at the rate of eight percent (8%) per annum on the Series B-1 Preferred Original Issue Price (as defined below), compounded annually, on each outstanding share of Series B-1 Preferred payable, except as set forth in this Section B.1 or Sections B.3 and B.6 below, when, as and if declared by Board, but only out of assets that are legally available therefor or as otherwise specifically provided in this Amended and Restated Certificate of Incorporation. Such dividends shall accrue on each share of Series B-1 Preferred from the date of issuance of such share, whether or not earned or declared, and shall be cumulative.

(c) After payment of the dividends to the holders of Series C Preferred set forth in Section B.1(a) above, and to the holders of Series B-1 Preferred set forth in Section B.1(b) above, holders of Series B Preferred, in preference to the holders of Series A Preferred and Common Stock, shall be entitled to receive dividends at the rate of eight percent (8%) per annum on the Series B Preferred Original Issue Price (as defined below), compounded annually, on each outstanding share of Series B Preferred payable, except as set forth in this Section B.1 or Sections B.3 and B.6 below, when, as and if declared by the Board, but only out of assets that are legally available therefor or as otherwise specifically provided in this Amended and Restated Certificate of Incorporation. Such dividends shall accrue on each share of Series B Preferred from the date of issuance of such share, whether or not earned or declared, and shall be cumulative.

(d) After payment of the dividends to the holders of Series C Preferred set forth in Section B.1(a) above, to the holders of Series B-1 Preferred set forth in Section B.1(b) above, and to the holders of Series B Preferred set forth in Section B.1(c) above, holders of Series A Preferred, in preference to the holders of Common Stock, shall be entitled to receive dividends at the rate of eight percent (8%) per annum on the Series A Preferred Original Issue Price (as defined below), compounded annually, on each outstanding share of Series A Preferred payable, except as set forth in this Section B.1 or Sections B.3 and B.6 below, when, as and if declared by the Board, but only out of assets that are legally available therefor or as otherwise specifically provided in this Amended and Restated Certificate of Incorporation. Such dividends shall accrue on each share of Series A Preferred from the date of issuance of such share, whether or not earned or declared, and shall be cumulative.

(e) The “Series A Preferred Original Issue Price” shall be $1.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series B Preferred Original Issue Price” shall be $1.50 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series B-1 Preferred Original Issue Price” shall be $2.25 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series C Preferred Original Issue Price” shall be $3.75 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(f) So long as any shares of Series C Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Series B Preferred, Series A Preferred, or Common Stock, or purchase, redeem or otherwise acquire for value any shares of Series B-1 Preferred, Series B Preferred, Series A Preferred, or Common Stock until all dividends as set forth in Section B.1(a) above on the Series C Preferred shall have been paid or declared and set apart for payment.

(g) So long as any shares of Series B-1 Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Series B Preferred, Series A Preferred, or Common Stock, or purchase, redeem or otherwise acquire for value any shares of Series B Preferred, Series A Preferred, or Common Stock until all dividends as set forth in Section B.1(b) above on the Series B-1 Preferred shall have been paid or declared and set apart for payment.

(h) So long as any shares of Series B Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Series A Preferred or Common Stock, or purchase, redeem or otherwise acquire for value any shares of Series A Preferred or Common Stock until all dividends as set forth in Section B.1(c) above on the Series B Preferred shall have been paid or declared and set apart for payment.

(i) So long as any shares of Series A Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section B.1(d) above on the Series A Preferred shall have been paid or declared and set apart for payment.

(j) After the payment or setting aside for payment of the dividends described in Sections B.1(a), B.1(b), B.1(c), and B.1(d), any additional dividends (other than dividends on Common Stock payable solely in Common Stock for which an appropriate adjustment is made pursuant to Section B.5(f)) set aside or paid shall be set aside or paid to the holders of Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock that would be held by each such holder if all of the shares of Preferred Stock were converted at the then-effective applicable Preferred Stock Conversion Rate (as defined below).

(k) The restrictions set forth in Sections B.1(f), B.1(g), B.1(h), and B.1(i) above shall not apply to:

(i) acquisitions of Common Stock by the Company, which are approved by the Board and do not exceed $75,000 in the aggregate in any twelve (12) month period, pursuant to agreements that permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services provided to the Company;

(ii) acquisitions of any of the Company’s securities by the Company that are approved by (i) the Board and (ii) holders of at least sixty percent (60%) of the outstanding Series A Preferred, Series B Preferred, Series B-1 Preferred, and Series C Preferred, voting together as a single class on an as-if converted to Common Stock basis; or

(iii) distributions to holders of Common Stock in accordance with Sections B.3 and B.4.

(l) The provisions of Sections B.1(f), B.1(g), B.1(h), and B.1(i) shall not apply to a dividend payable solely in shares of, or securities, rights, warrants or other instruments exercisable or convertible into, Common Stock to which the provisions of Section B.1(j) hereof are applicable.

(m) Whenever a distribution provided for in this Section B.1 shall be payable in property other than cash, the value of such distribution shall be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board.

2. Voting Rights.

(a) General Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section B.5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Preferred Stock. For so long as at least 500,000 shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) are outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series A Preferred, Series B Preferred, Series B-1 Preferred, and Series C Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, reclassification, recapitalization or otherwise):

(i) Any amendment, alteration or repeal of any provision of this Amended and Restated Certificate of Incorporation (including the filing of a certificate of designation), or the Bylaws of the Company;

(ii) Any change in the number of members of the Board after the date upon which the Company first sells a share of Series C Preferred;

(iii) Any corporate action or agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section B.4 hereof);

(iv) Any liquidation, dissolution or winding up of the Company;

(v) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(vi) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any authorization or agreement to issue any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C Preferred in redemption, liquidation preference, voting rights or dividends or any increase in the authorized or designated number of any such new class or series;

(vii) Any action that reclassifies, alters or amends any existing security that is junior to or on parity with the Series C Preferred, if such action would render such security senior to or on parity with the Series C Preferred;

(viii) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends permitted pursuant to Section B.1 hereof (except for acquisitions of Common Stock by the Company permitted by Sections B.1(k)(i) and B.1(k)(iii) hereof;

(ix) The adoption of any equity incentive plan for employees, directors, consultants or other persons providing services to the Company, but only if such plan includes more than 1,350,000 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof); it being understood that the restriction set forth in this sub-paragraph shall not apply to individual issuances of shares of restricted Common Stock that are not part of a plan of compensation;

(x) Incurring indebtedness for borrowed money outside of the ordinary course of business in any transaction or series of related transactions in amounts of more than $250,000 in the aggregate or any material amendments to the agreements governing such indebtedness;

(xi) Any acquisition of the debt or equity securities or assets of any other entity outside the ordinary course of business for consideration of more than $250,000 in the aggregate; or

(xii) Any agreement that by its terms restricts the Company’s right to accrue dividends on the Preferred Stock or that by its terms restricts the Company’s ability to perform its other obligations with respect to the Preferred Stock.

(c) Election of Board of Directors.

(i) For so long as at least 500,000 shares of either Series B-1 Preferred or Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) are outstanding, the holders of Series B-1 Preferred and Series B Preferred, voting together as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

(ii) For so long as at least 500,000 shares of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) are outstanding, the holders of Series A Preferred, voting together as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) The holders of the Common Stock voting together as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

(iv) The holders of Preferred Stock and Common Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

3. Liquidation Rights.

(a) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), pari passu with any distribution or payment made to the holders of any Series B-1 Preferred as required by Section B.3(b) below, and before any distribution or payment shall be made to the holders of any Series B Preferred, Series A Preferred or Common Stock, the holders of Series C Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series C Preferred held by them, an amount per share of Series C Preferred equal to the greater of (i) the Series C Preferred Original Issue Price plus all accrued and unpaid dividends on the Series C Preferred, and (ii) the amount such holder would have received if all shares of Preferred Stock had been converted into Common Stock immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred and Series B-1 Preferred of the liquidation preference set forth in this Section B.3(a) and Section B.3(b) below, then such assets (or consideration) shall be distributed among the holders of Series C Preferred and Series B-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) Upon the occurrence of a Liquidation Event, pari passu with any distribution or payment made to the holders of any Series C Preferred as required by Section B.3(a) above, and before any distribution or payment shall be made to the holders of any Series B Preferred, Series A Preferred, or Common Stock, the holders of Series B-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series B-1 Preferred held by them, an amount per share of Series B-1 Preferred equal to the greater of (i) the Series B-1 Preferred Original Issue Price plus all accrued and unpaid dividends on the Series B-1 Preferred, and (ii) the amount such holder would have received if all shares of Preferred Stock had been converted into Common Stock immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred and Series B-1 Preferred of the liquidation preference set forth in this Section B.3(b) and Section B.3(a) above, then such assets (or consideration) shall be distributed among the holders of Series C Preferred and Series B-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) Upon the occurrence of a Liquidation Event, after the payment of the full liquidation preference of the Series C Preferred as required by Section B.3(a) above and the Series B-1 Preferred as required by Section B.3(b) above, before any distribution or payment shall be made to the holders of any Series A Preferred or Common Stock, the holders of Series B Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series B Preferred held by them, an amount per share of Series B Preferred equal to the greater of (i) the Series B Preferred Original Issue Price plus all accrued and unpaid dividends on the Series B Preferred, and (ii) the amount such holder would have received if all shares of Preferred Stock had been converted into Common Stock immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred of the liquidation preference set forth in this Section B.3(c), then such assets (or consideration) shall be distributed among the holders of Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(d) Upon the occurrence of a Liquidation Event, after the payment of the full liquidation preference of the Series C Preferred as required by Section B.3(a) above, the Series B-1 Preferred as required by Section B.3(b) above, and the Series B Preferred as required by Section B.3(c) above, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series A Preferred held by them, an amount per share of Series A Preferred equal to the greater of (i) the Series A Preferred Original Issue Price plus all accrued and unpaid dividends on the Series A Preferred, and (ii) the amount such holder would have received if all shares of Preferred Stock had been converted into Common Stock immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section B.3(d), then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(e) After the payment of the full liquidation preference of the Series C Preferred as required by Section B.3(a) above, the Series B-1 Preferred as required by Section B.3(b) above, and the Series B Preferred as required by Section B.3(c) above, and the Series A Preferred as set forth in Section B.3(d) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

4. Asset Transfer or Acquisition Rights.

(a) If the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series C Preferred shall be entitled to receive, proportionally with payment to the holders of the Series B-1 Preferred of the full preferential amounts to which they are entitled pursuant to Section B.4(b) below, for each share of Series C Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive pursuant to Section B.3(a) above, if such Acquisition or Asset Transfer were a Liquidation Event.

(b) If the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series B-1 Preferred shall be entitled to receive, proportionally with payment to the holders of the Series C Preferred of the full preferential amounts to which they are entitled pursuant to Section B.4(a) above, for each share of Series B-1 Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive pursuant to Section B.3(b) above, if such Acquisition or Asset Transfer were a Liquidation Event.

(c) If the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series B Preferred shall be entitled to receive, after payment to the holders of the Series C Preferred of the full preferential amounts to which they are entitled pursuant to Section B.4(a) above and to the Series B-1 Preferred of the full preferential amounts to which they are entitled pursuant to Section B.4(b) above, for each share of Series B Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive pursuant to Section B.3(c) above, if such Acquisition or Asset Transfer were a Liquidation Event.

(d) If the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series A Preferred shall be entitled to receive, after payment to the holders of the Series C Preferred of the full preferential amounts to which they are entitled pursuant to Section B.4(a) above, to the Series B-1 Preferred of the full preferential amounts to which they are entitled pursuant to Section B.4(b) above, and to the holders of the Series B Preferred of the full preferential amounts to which they are entitled pursuant to Section B.4(c) above, for each share of Series A Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive pursuant to Section B.3(d) above, if such Acquisition or Asset Transfer were a Liquidation Event.

(e) For the purposes of this Section B.4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) in substantially the same proportions immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(f) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(g) In any Acquisition or Asset Transfer, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the agreement effecting such Acquisition or Asset Transfer shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections B.4(a), B.4(b), B.4(c), and B.4(d) hereof as if the Initial Consideration were the only consideration payable in connection with such Acquisition or Asset Transfer and (ii) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections B.4(a), B.4(b), B.4(c), and B.4(d) hereof after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5. Conversion Rights.

The holders of Preferred Stock shall have the following rights with respect to the conversion of Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section B.5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Preferred Stock Conversion Rate then in effect for the applicable series of Preferred Stock (determined as provided in Section B.5(b)) by the number of shares of Preferred Stock being converted.

(b) Preferred Stock Conversion Rate. The conversion rate in effect at any time for each series of Preferred Stock shall be the quotient obtained by dividing the Series A Preferred Original Issue Price, Series B Preferred Original Issue Price, Series B-1 Preferred Original Issue Price, or Series C Preferred Original Issue Price as applicable, by the applicable Preferred Stock Conversion Price, calculated as provided in Section B.5(c) below, for such series of Preferred Stock (the “Preferred Stock Conversion Rate”).

(c) Preferred Stock Conversion Price. The conversion price for each series of Preferred Stock shall initially be the Series A Preferred Original Issue Price for the Series A Preferred, Series B Preferred Original Issue Price for the Series B Preferred, the Series B-1 Preferred Original Issue Price for the Series B-1 Preferred, and the Series C Preferred Original Issue Price for the Series C Preferred, (as applicable, the “Preferred Stock Conversion Price”). Such initial Preferred Stock Conversion Price shall be adjusted from time to time in accordance with this Section B.5. All references to the Preferred Stock Conversion Price herein shall mean the Preferred Stock Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section B.5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the series and number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series C Preferred Stock is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock, the Preferred Stock Conversion Price for the applicable series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares, the Preferred Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section B.5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of, or securities, rights, warrants or other instruments exercisable or convertible into shares of, Common Stock, the Preferred Stock Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Preferred Stock Conversion Price for each series of Preferred Stock shall be adjusted by multiplying the Preferred Stock Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Preferred Stock Conversion Price for each series of Preferred Stock shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Preferred Stock Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Preferred Stock Conversion Price shall be adjusted pursuant to this Section B.5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section B.4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section B.5), in any such event each holder of Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section B.5 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section B.5 (including adjustment of the Preferred Stock Conversion Price then in effect for each series of Preferred Stock and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Preferred Stock Conversion Price. If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section B.5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section B.5(e), B.5(f) or B.5(g) above, for an Effective Price (as defined below) less than the then effective Preferred Stock Conversion Price for any series of Preferred Stock (a “Qualifying Dilutive Issuance”), then the Preferred Stock Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the applicable Preferred Stock Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

“CP1” shall mean the applicable Preferred Stock Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below) outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(i) No adjustment shall be made to any Preferred Stock Conversion Price in an amount less than one cent per share. Any adjustment required by this Section B.5(h) shall be rounded to the nearest one cent per share. Any adjustment otherwise required by this Section B.5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the applicable Preferred Stock Conversion Price.

(ii) For the purpose of making any adjustment required under this Section B.5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as the sum of: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) convertible into Additional Shares of Common Stock or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities convertible into Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section B.5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into Additional Shares of Common Stock or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities convertible into Additional Shares of Common Stock and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Preferred Stock Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options;

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated at the time of such reduction using the figure to which such minimum amount of consideration is reduced, and the Preferred Stock Conversion Price for each series of Preferred Stock shall be decreased, as applicable, at such time to equal such recalculated Effective Price; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated at the time of such increase using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities, and the Preferred Stock Conversion Price of each series of Preferred Stock, if applicable, shall be increased to equal such recalculated Effective Price (but in no event shall such increase be above the Series A Preferred Original Issue Price, Series B Preferred Original Issue Price, Series B-1 Preferred Original Issue Price, or Series C Preferred Original Issue Price, as applicable); and

(D) No further adjustment of the Preferred Stock Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted (but in no event shall such adjustment be above the Series A Preferred Original Issue Price, Series B Preferred Original Issue Price, Series B-1 Preferred Original Issue Price, or Series C Preferred Original Issue Price, as applicable) to the Preferred Stock Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred.

(iv) For the purpose of making any adjustment to the Preferred Stock Conversion Price for any series of Preferred Stock required under this Section B.5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section B.5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Preferred Stock;

(B) shares of Common Stock, Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to restricted stock, stock purchase or stock option plans or agreements not to exceed One Million Three Hundred Fifty Thousand (1,350,000) shares in the aggregate, or such greater number of share as may be approved by the holders of sixty percent (60%) of the Series A Preferred, Series B Preferred, Series B-1 Preferred, and Series C Preferred, voting together as a single class on an as-if-converted to Common Stock basis;

(C) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board and the holders of sixty percent (60%) of the Series A Preferred, Series B Preferred, Series B-1 Preferred, and Series C Preferred, voting together as a single class on an as-if-converted to Common Stock basis;

(D) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date; and

(E) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements, (ii) technology transfer or development arrangements, not to exceed 75,000 shares in the aggregate; or such greater number of shares as may be approved by the Board and the holders of sixty percent (60%) of the Series A Preferred, Series B Preferred, Series B-1 Preferred, and Series C Preferred, voting together as a single class on an as-if-converted to Common Stock basis.

References to Common Stock in the subsections of this clause B.5(h)(iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section B.5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section B.5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section B.5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(v) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Preferred Stock Conversion Price for each series of Preferred Stock shall be reduced to the applicable Preferred Stock Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of a Preferred Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of any series of Preferred Stock, if such series of Preferred Stock is then convertible pursuant to this Section B.5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Preferred Stock Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such series of Preferred Stock. Failure to provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section B.4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section B.4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of sixty percent (60%) of the outstanding Series A Preferred, Series B Preferred, Series B-1 Preferred, and Series C Preferred, voting together as a single class on an as-if-converted to Common Stock basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective and applicable Preferred Stock Conversion Price, (A) at any time upon the affirmative election of the holders of at least sixty percent (60%) of the outstanding shares of the Series A Preferred, Series B Preferred, Series B-1 Preferred, and Series C Preferred, voting together as a single class on an as-if-converted to Common Stock basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $7.75 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), and (ii) the net cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least $35,000,000 (a “Qualifying IPO”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section B.5(d).

(ii) Upon the occurrence of either of the events specified in Section B.5(k)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section B.5(d).

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. For purposes of determining whether fractional shares exist upon conversion of shares of the Preferred Stock, all such converting shares of Preferred Stock represented by a single certificate issued by the Company and held by each holder shall be aggregated. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock at the then applicable Preferred Stock Conversion Rate. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section B.5 shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient (if not, then on the next business day); (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

6. Redemption.

(a) At any time after the sixth anniversary of the date upon which the Company first issued any shares of Series B Preferred, and at the election of the holders of a majority of the then outstanding shares of Series B Preferred Stock, the Company shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series B Preferred that have not been converted into Common Stock pursuant to Section B.5, in two (2) equal annual installments (each a “Series B Redemption Date”). After payment of any Series C Redemption Price or Series B-1 Redemption Price due pursuant to Section B.6(j), the Company shall redeem the shares of Series B Preferred by paying in cash an amount per share equal to the Series B Original Issue Price for such Series B Preferred Stock, plus an amount equal to all declared or accrued and unpaid dividends thereon, whether or not earned (the “Series B Redemption Price”). The number of shares of Series B Preferred that the Company shall be required under this Section 6 to redeem on any one (1) Series B Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Series B Preferred outstanding immediately prior to the Series B Redemption Date by; (b) the number of remaining Series B Redemption Dates (including the Series B Redemption Date to which such calculation applies). If the funds legally available for redemption of the Series B Preferred shall be insufficient to permit the payment to such holders of the full respective Series B Redemption Prices, the Company shall effect such redemption pro rata among the holders of the Series B Preferred so that each holder of Series B Preferred shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series B Preferred held by such holder with each number multiplied by the Series B Redemption Price of each share of Series B Preferred held by such holder, and the denominator of which is the number of shares of Series B Preferred outstanding multiplied by the Series B Redemption Price of each such outstanding share of Series B Preferred.

(b) Any redemption effected pursuant to Section B.6(a) shall be made on a pro rata basis among the holders of the Series B Preferred in proportion to the shares of Series B Preferred then held by them.

(c) At any time after the sixth anniversary of the date upon which the Company first issued any shares of Series B-1 Preferred or on each Series B Redemption Date, and at the election of the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock, the Company shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series B-1 Preferred that have not been converted into Common Stock pursuant to Section B.5, in two (2) equal annual installments (each a “Series B-1 Redemption Date”). Proportionally with payment of any Series C Redemption Price due pursuant to Section B.6(j), the Company shall redeem the shares of Series B-1 Preferred by paying in cash an amount per share equal to the Series B-1 Original Issue Price for such Series B-1 Preferred Stock, plus an amount equal to all declared or accrued and unpaid dividends thereon, whether or not earned (the “Series B-1 Redemption Price”). The number of shares of Series B-1 Preferred that the Company shall be required under this Section 6 to redeem on any one (1) Series B-1 Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Series B-1 Preferred outstanding immediately prior to the Series B-1 Redemption Date by; (b) the number of remaining Series B-1 Redemption Dates (including the Series B-1 Redemption Date to which such calculation applies). If the funds legally available for redemption of the Series B-1 Preferred shall be insufficient to permit the payment to such holders of the full respective Series B-1 Redemption Prices, subject to the redemption rights of the Series C Preferred as provided herein, the Company shall effect such redemption pro rata among the holders of the Series B-1 Preferred so that each holder of Series B-1 Preferred shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series B-1 Preferred held by such holder with each number multiplied by the Series B-1 Redemption Price of each share of Series B-1 Preferred held by such holder, and the denominator of which is the number of shares of Series B-1 Preferred outstanding multiplied by the Series B-1 Redemption Price of each such outstanding share of Series B-1 Preferred.

(d) Any redemption effected pursuant to Section B.6(c) shall be made on a pro rata basis among the holders of the Series B-1 Preferred in proportion to the shares of Series B-1 Preferred then held by them.

(e) At any time after the sixth anniversary of the date upon which the Company first issued any shares of Series C Preferred, on each Series B Redemption Date, or on each Series B-1 Redemption Date, and at the election of the holders of a majority of the then outstanding shares of Series C Preferred Stock, the Company shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series C Preferred that have not been converted into Common Stock pursuant to Section B.5, in two (2) equal annual installments (each a “Series C Redemption Date”). Proportionally with payment of any Series B-1 Redemption Price due pursuant to Section B.6(j), the Company shall redeem the shares of Series C Preferred by paying in cash an amount per share equal to the Series C Original Issue Price for such Series C Preferred Stock, plus an amount equal to all declared or accrued and unpaid dividends thereon, whether or not earned (the “Series C Redemption Price”). The number of shares of Series C Preferred that the Company shall be required under this Section 6 to redeem on any one (1) Series C Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Series C Preferred outstanding immediately prior to the Series C Redemption Date by; (b) the number of remaining Series C Redemption Dates (including the Series C Redemption Date to which such calculation applies). If the funds legally available for redemption of the Series C Preferred shall be insufficient to permit the payment to such holders of the full respective Series C Redemption Prices, subject to the redemption rights of the Series B-1 Preferred as provided herein, the Company shall effect such redemption pro rata among the holders of the Series C Preferred so that each holder of Series C Preferred shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series C Preferred held by such holder with each number multiplied by the Series C Redemption Price of each share of Series C Preferred held by such holder, and the denominator of which is the number of shares of Series C Preferred outstanding multiplied by the Series C Redemption Price of each such outstanding share of Series C Preferred.

(f) Any redemption effected pursuant to Section B.6(e) shall be made on a pro rata basis among the holders of the Series C Preferred in proportion to the shares of Series C Preferred then held by them.

(g) At least fifteen (15) but no more than thirty (30) days prior to each Series B Redemption Date, Series B-1 Redemption Date, and Series C Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred, Series B-1 Preferred, or Series C Preferred to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Series B Redemption Date, Series B-1 Redemption Date, or Series C Redemption Date, the Series B Redemption Price, Series B-1 Redemption Price, or Series C Redemption Price the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after each Series B

Redemption Date, Series B-1 Redemption Date, or Series C Redemption Date each holder of Preferred Stock to be redeemed shall surrender to this Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series B Redemption Price, Series B-1 Redemption Price, or Series C Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(h) At least twenty (20) days prior to the date upon which a Redemption Notice is delivered prior to each Series B Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series B-1 Preferred and Series C Preferred, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected and the holder’s right to redeem Series B-1 Preferred or Series C Preferred shares pursuant to this Section B.6(h). At the election of the holders of a majority of the then outstanding shares of Series B-1 Preferred, the Series B-1 Preferred will be redeemed concurrent with, and in preference to, the Series B Preferred; the Series B-1 Preferred will be redeemed at the Series B-1 Preferred Redemption Price in accordance with Section B.6(c), and each Series B Redemption Date will also be a Series B-1 Redemption Date. At the election of the holders of a majority of the then outstanding shares of Series C Preferred, the Series C Preferred will be redeemed concurrent with, and in preference to, the Series B Preferred; the Series C Preferred will be redeemed at the Series C Preferred Redemption Price in accordance with Section B.6(e), and each Series B Redemption Date will also be a Series C Redemption Date

(i) From and after the applicable Series B Redemption Date, Series B-1 Redemption Date, or Series C Redemption Date unless there shall have been a default in payment of the relevant Series B Redemption Price, Series B-1 Redemption Price, or Series C Redemption Price (a “Redemption Default”), all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the applicable Series B Redemption Price, Series B-1 Redemption Price, or Series C Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If there is a Redemption Default due to the Company funds legally available for redemption of shares of Series B Preferred, Series B-1 Preferred, or Series C Preferred on any Series B Redemption Date, Series B-1 Redemption Date, or Series C Redemption Date being insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred, Series B-1 Preferred, or Series C Preferred, as applicable. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series B Preferred, Series B-1 Preferred, or Series C Preferred, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on any Series B Redemption Date, Series B-1 Redemption Date, or Series C Redemption Date but which it has not redeemed.

(j) On or prior to each Series B Redemption Date, Series B-1 Redemption Date, or Series C Redemption Date, the Company shall deposit the Series B Redemption Price, Series B-1 Redemption Price, or Series C Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Series B Redemption Price, Series B-1 Redemption Price, or Series C Redemption Price for such shares to their respective holders on or after the Series B Redemption Date, Series B-1 Redemption Date, or Series C Redemption Date upon receipt of notification from the Company that such holder has surrendered a share certificate to the Company pursuant to Section B.6(a), Section B.6(c), or Section B.6(e), as applicable. As of Series B Redemption Date, Series B-1 Redemption Date, or Series C Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Series B Redemption Date, Series B-1 Redemption Date, or Series C Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Series B Redemption Price, Series B-1 Redemption Price, or Series C Redemption Price, as applicable, of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Company pursuant to this Section B.6(j) for the redemption of shares thereafter converted into shares of the Company’s Common Stock pursuant to Section B.5 prior to the Series B Redemption Date, Series B-1 Redemption Date, or Series C Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any moneys deposited by the Company pursuant to this Section B.6(j) remaining unclaimed at the expiration of two (2) years following the applicable Series B Redemption Date, Series B-1 Redemption Date, or Series C Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of the Board.

7. No Reissuance of Preferred Stock.

No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. All corporate powers of the Company shall be exercised by or under the direction of the Board except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized:

1. to adopt, amend or repeal Bylaws of the Company, subject to the right of the stockholders of the Company entitled to vote with respect thereto to adopt, amend or repeal Bylaws made by the Board; and

2. from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Company, or any of them, shall be open to the inspection of any stockholder; and no stockholder shall have any right to inspect any account or book or document of the Company except as provided by applicable law or the Bylaws of the Company or as authorized by resolution of the stockholders or Board.

B. No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that the foregoing shall not be deemed to eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is not intended to eliminate or narrow any defenses to or protection against liability otherwise available to directors of the Company. No amendment to or repeal of this Article Fifth shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment.

C. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which the DGCL permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of this Article Fifth shall not adversely affect any right or protection of any director, officer or other agent of the Company existing at the time of such amendment, repeal or modification.

VI.

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.

Signature page follows.

IN WITNESS WHEREOF, EndoStim, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer as of this 8th day of April, 2013.

/s/ Bevil J. Hogg
Bevil J. Hogg, President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

ENDOSTIM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, duly adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of EndoStim, Inc., a Delaware corporation (the “Corporation”) shall be amended by changing Article IV, Section “A” thereof so that, as amended, said Section shall be and read as set forth below.

A. The aggregate number of shares of capital stock which the Company is authorized to issue is Twenty-Eight Million Eighty-Five Thousand Two Hundred Thirty-Seven (28,085,237) shares, consisting of:

1. Sixteen Million Three Hundred Sixty-Five Thousand Two Hundred Sixty-Two (16,365,262) shares of common stock, par value $0.001 per share (“Common Stock”); and

2. Eleven Million Seven Hundred Nineteen Thousand Nine Hundred Seventy-Five (11,719,975) shares of preferred stock, par value $0.001 per share (“Preferred Stock”); of which One Million Four Hundred Ninety-Nine Thousand Ninety-Three (1,499,093) shall be designated Series A Preferred Stock (“Series A Preferred”), Three Million Nine Hundred Ninety-Nine Thousand Nine Hundred Fifty-One (3,999,951) of which shall be designated Series B Preferred Stock (“Series B Preferred”), Two Million Four Hundred Sixty-Six Thousand Two Hundred Eighteen (2,466,218) of which shall be designated Series B-1 Preferred Stock (“Series B-1 Preferred”), and Three Million Seven Hundred Fifty-Four Thousand Seven Hundred Thirteen (3,754,713) of which shall be designated Series C Preferred Stock (“Series C Preferred”).

RESOLVED FURTHER, that the Certificate of Incorporation of EndoStim, Inc., a Delaware corporation (the “Corporation”) shall be amended by changing Article IV, Section B.5(h)(iv) thereof so that, as amended, said Section shall be and read as set forth below.

“(iv) For the purpose of making any adjustment to the Preferred Stock Conversion Price for any series of Preferred Stock required under this Section B.5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section B.5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Preferred Stock;

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(B) shares of Common Stock, Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to restricted stock, stock purchase or stock option plans or agreements not to exceed One Million Six Hundred Thousand (1,600,000) shares in the aggregate, or such greater number of share as may be approved by the holders of sixty percent (60%) of the Series A Preferred, Series B Preferred, Series B-1 Preferred, and Series C Preferred, voting together as a single class on an as-if-converted to Common Stock basis;

(C) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board and the holders of sixty percent (60%) of the Series A Preferred, Series B Preferred, Series B-1 Preferred, and Series C Preferred, voting together as a single class on an as-if-converted to Common Stock basis;

(D) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(E) any Common Stock or Convertible Securities otherwise excluded by the affirmative vote or consent of holders of sixty percent (60%) of the Series A Preferred, Series B Preferred, Series B-1 Preferred, and Series C Preferred, voting together as a single class on an as-if-converted to Common Stock basis; and

(F) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements, (ii) technology transfer or development arrangements, not to exceed 75,000 shares in the aggregate; or such greater number of shares as may be approved by the Board and the holders of sixty percent (60%) of the Series A Preferred, Series B Preferred, Series B-1 Preferred, and Series C Preferred, voting together as a single class on an as-if-converted to Common Stock basis.

References to Common Stock in the subsections of this clause B.5(h)(iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section B.5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common

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Stock issued or sold, or deemed to have been issued or sold by the Company under this Section B.5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section B.5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said EndoStim, Inc. has caused this certificate to be signed by its President and Chief Executive Officer this 25th day of June 2014.

/s/ Bevil J. Hogg
By:	Bevil J. Hogg
Its:	President and Chief Executive Officer

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CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

ENDOSTIM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: The name of the Company is EndoStim, Inc.

SECOND: The date on which the Company’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was June 3, 2009.

THIRD: That the Board of Directors of the Company duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Company:

RESOLVED, that Article IV, Section A of the Company’s Amended and Restated Certificate of Incorporation is hereby amended to add the following at the end of such Section:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every 3.33 shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, that the Company shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Company. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Company or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

RESOLVED FURTHER, that Article IV, Section B.5(h)(iv)(B) of the Company’s Amended and Restated Certificate of Incorporation is hereby amended by deleting the number “1,600,000” and inserting in lieu thereof “480,480.”

RESOLVED FURTHER, that Article IV, Section B.5(h)(iv)(F) of the Company’s Amended and Restated Certificate of Incorporation is hereby amended by deleting the number “75,000” and inserting in lieu thereof “22,522.”

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FOURTH: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FIFTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

[Signature Page Follows.]

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IN WITNESS WHEREOF, said EndoStim, Inc. has caused this certificate to be signed by its President and Chief Executive Officer this 29th day of September, 2014.

/s/ Bevil J. Hogg
By:	Bevil J. Hogg
Its:	President and Chief Executive Officer